Exhibit 21.2

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
Subsidiaries of American Equity Investment Life Holding Company

State of Incorporation
Insurance Subsidiaries:
American Equity Investment Life Insurance Company	Iowa
American Equity Investment Life Insurance Company of New York	New York
Eagle Life Insurance Company	Iowa
Noninsurance Subsidiaries:
American Equity Properties, L.C.	Iowa
American Equity Capital Trust II	Delaware
American Equity Capital Trust III	Delaware
American Equity Capital Trust IV	Delaware
American Equity Capital Trust VII	Delaware
American Equity Capital Trust VIII	Delaware
American Equity Capital Trust IX	Delaware
American Equity Capital Trust X	Delaware
American Equity Capital Trust XI	Delaware
American Equity Capital Trust XII	Delaware
AERL, L.C.	Iowa